UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2003

Commission File Number: 000-12739

AESP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation)	59-2327381 (I.R.S. Employer Identification No.)

1810 N.E. 144th Street
North Miami, Florida 33181
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (305) 944-7710

Item 5. Other Events and Required FD Disclosure.

     On August 15, 2003, AESP, Inc. (the “Company”) entered into a Fifth Amendment to Loan Agreement (the “Amendment”) with its current lender, CommerceBank, N.A. Pursuant to the terms of the Amendment, the Company’s existing $1.9 million line of credit was extended through September 30, 2003, with an additional extension until November 30, 2003 if the Company is able to reduce its outstanding line of credit with CommerceBank by at least $1.0 million by such date.

     Under the Amendment, the interest rate payable on the line of credit has been increased from prime plus 3% to prime from 4% per annum for the period between July 22, 2003 until September 30, 2003, and prime plus 6% for the period between September 30, 2003 and November 30, 2003. In addition the Amendment, amends and resets the financial covenants that the Company is obligated to meet at June 30 and September 30, 2003. The Amendment also requires that the Company satisfy all of its obligations to CommerceBank under the line of credit by December 1, 2003.

     The foregoing is a summary of the information contained in the Amendment and the related Renewal Promissory Note and Side Letter Agreement. Reference is made to the more detailed information contained therein and attached hereto as Exhibits 10.24, 10.25 and 10.26, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

Exhibit No.	Description

10.24	Fifth Amendment to Loan Agreement by and between the Company and CommerceBank, N.A. dated as of August 15, 2003.

10.25	Renewal Promissory Note dated as of August 15, 2003

10.26	Side Letter Agreement dated August 15, 2003

99.1	Press Release dated August 13, 2003

Item 12. Results of Operations and Financial Condition.

     On August 13, 2003, AESP, Inc. issued a press release (the “Press Release”) announcing its financial results for the three and six month periods ended June 30, 2003. A copy of the Press Release is attached as Exhibit 99.1. The Press Release is incorporated herein by reference.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized, this 18th day of August, 2003.

AESP, INC

/s/ John F. Wilkens John F. Wilkens, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.24	Fifth Amendment to Loan Agreement by and between the Company and CommerceBank, N.A. dated as of August 15, 2003.

10.25	Renewal Promissory Note dated as of August 15, 2003

10.26	Side Letter Agreement dated August 15, 2003

99.1	Press Release dated August 13, 2003

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